                        GEORGIA-CAROLINA BANCSHARES, INC.

                              Financial Statements
                                December 31, 2004

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                        GEORGIA-CAROLINA BANCSHARES, INC.

                                    CONTENTS

                                                                             Page
                                                                             ----
Report of Independent Registered Public Accounting Firm                         2

Consolidated Statements of Financial Condition                                  3

Consolidated Statements of Income                                               4

Consolidated Statements of Comprehensive Income                                 5

Consolidated Statements of Shareholders' Equity                                 6

Consolidated Statements of Cash Flows                                           7

Notes to Consolidated Financial Statements                                   8-27

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Georgia-Carolina Bancshares, Inc.
Augusta, Georgia

We have audited the accompanying consolidated statements of financial condition of Georgia-Carolina Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia-Carolina Bancshares, Inc. as of December 31, 2004 and 2003, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.

Augusta, Georgia
March 17, 2005

                        GEORGIA-CAROLINA BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 2004 AND 2003
                (dollars in thousands, except per share amounts)

                                                                 2004          2003
                                                               ---------      --------
                                     ASSETS
Cash and due from banks                                        $   7,138      $  6,596
Federal funds sold                                                     -         8,470
Securities available-for-sale                                     40,955        34,511
Loans, net of allowance for loan losses                          213,312       173,203
Loans held for sale                                               56,729        32,419
Bank premises and fixed assets                                     8,316         7,123
Accrued interest receivable                                        1,354         1,126
Foreclosed real estate, net of allowance                             414            59
Deferred tax asset, net                                              939           806
Federal Home Loan Bank Stock                                       2,420         1,083
Other assets                                                         816           629
                                                               ---------      --------
          TOTAL ASSETS                                         $ 332,393      $266,025
                                                               =========      ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
     Non-interest bearing                                      $  33,457      $ 26,326
     Interest-bearing:
          NOW accounts                                            41,412        31,161
          Savings                                                 54,110        64,001
          Money market accounts                                    9,898         9,508
          Time deposits of $100,000, and over                     65,126        39,986
          Other time deposits                                     53,777        50,674
                                                               ---------      --------
               Total deposits                                    257,780       221,656
Other liabilities, borrowings and retail agreements               49,245        22,505
                                                               ---------      --------
               TOTAL LIABILITIES                                 307,025       244,161
                                                               ---------      --------

Commitments and contingent liabilities

SHAREHOLDERS' EQUITY(1)
     Preferred stock, par value $.001; 1,000,000 shares
authorized; none issued                                                -             -
     Common stock, par value $.001; 9,000,000 shares
authorized; 3,317,250 and 3,295,637 shares issued and
outstanding
                                                                       4             2
     Additional paid-in capital                                   13,677        13,461
     Retained earnings                                            11,728         8,227
     Accumulated other comprehensive income (loss)                   (41)          174
                                                               ---------      --------
               Total shareholders' equity                         25,368        21,864
                                                               ---------      --------
               TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $ 332,393      $266,025
                                                               =========      ========

(1) Adjusted to reflect the 5-for-4 common stock split to be effected April 1, 2005.

The accompanying notes are an integral part of these financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                (dollars in thousands, except per share amounts)

                                                        2004        2003        2002
                                                       -------     -------     -------
INTEREST INCOME
     Interest and fees on loans                        $14,713     $13,956     $12,063
     Interest on taxable securities                      1,268       1,144       1,289
     Interest on nontaxable securities                     100          55           7
     Interest on Federal funds sold                          7           4           9
                                                       -------     -------     -------
          TOTAL INTEREST INCOME                         16,088      15,159      13,368
                                                       -------     -------     -------

INTEREST EXPENSE
     Interest on time deposits of $100,000 or more       1,175       1,122       1,595
     Interest on other deposits                          2,664       3,257       3,145
     Interest on funds purchased and other
     borrowings                                            629         532         432
                                                       -------     -------     -------
          TOTAL INTEREST EXPENSE                         4,468       4,911       5,172
                                                       -------     -------     -------

          NET INTEREST INCOME                           11,620      10,248       8,196

PROVISION FOR LOAN LOSSES                                  808         880         451
                                                       -------     -------     -------

      NET INTEREST INCOME AFTER PROVISION FOR LOAN
      LOSSES                                            10,812       9,368       7,745
                                                       -------     -------     -------

NON-INTEREST INCOME
     Service charges on deposits                           773         733         564
     Other income                                          362         230          14
     Gain on sale of mortgage loans                      9,436      14,577       9,819
                                                       -------     -------     -------
                                                        10,571      15,540      10,397
                                                       -------     -------     -------

NON-INTEREST EXPENSE
     Salaries and employee benefits                     10,248      11,270       8,502
     Occupancy expenses                                  1,255       1,165       1,016
     Other expenses                                      4,211       4,068       3,361
                                                       -------     -------     -------
                                                        15,714      16,503      12,879
                                                       -------     -------     -------

INCOME BEFORE INCOME TAXES                               5,669       8,405       5,263

INCOME TAX EXPENSE                                       2,167       3,373       1,932
                                                       -------     -------     -------

          NET INCOME                                   $ 3,502     $ 5,032     $ 3,331
                                                       =======     =======     =======

EARNINGS PER SHARE(1)
     Basic                                             $  1.06     $  1.53     $  1.02
                                                       =======     =======     =======
     Diluted                                           $  0.99     $  1.41     $  0.95
                                                       =======     =======     =======

(1) Adjusted to reflect the 5-for-4 common stock split to be effected April 1, 2005.

The accompanying notes are an integral part of these financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                (dollars in thousands, except per share amounts)

                                                            2004        2003         2002
                                                          -------      -------      ------
Net income                                                $ 3,502      $ 5,032      $3,331

Unrealized holding gain (loss) arising during
   period, less reclassification adjustment for gains
   and losses included in net income, net of tax             (215)        (230)        238
                                                          -------      -------      ------
Comprehensive income                                      $ 3,287      $ 4,802      $3,569
                                                          =======      =======      ======

The accompanying notes are an integral part of these financial statements.

                                                                               6
                        GEORGIA-CAROLINA BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                (dollars in thousands, except per share amounts)

                                                                                       Accumulated
                                         Common     Common     Additional                 Other         Total
                                         Stock       Stock      Paid-in     Retained   Comprehensive  Shareholders'
                                         Shares    Par Value     Capital    Earnings      Income         Equity
                                       ---------   ---------   ----------   --------   -------------  -------------
BALANCE, DECEMBER 31, 2001             1,127,214   $       1   $   10,267   $  2,766   $        166   $     13,200

Net income                                     -           -            -      3,331              -          3,331

Change in unrealized gain on
securities available-for-sale,
net of deferred taxes                          -           -            -          -            238            238

Stock dividend                           170,523           -        2,901     (2,901)             -              -

Proceeds from exercise of
stock options                              4,000           -           44          -              -             44

Issuance of stock for
compensation                               6,053           -           82          -              -             82
                                       ---------   ---------   ----------   --------   ------------  --------------

BALANCE, DECEMBER 31, 2002             1,307,790           1       13,294      3,196            404         16,895

Net income                                     -           -            -      5,032              -          5,032

Change in unrealized gain on
securities available-for-sale,
net of deferred taxes                          -           -            -          -           (230)          (230)

Stock split effected in the form
of a stock dividend                    1,318,255           1            -         (1)             -              -

Proceeds from exercise of
stock options                              6,000           -           65          -              -             65

Issuance of stock for
compensation                               4,465           -          102          -              -            102
                                       ---------   ---------   ----------   --------   ------------  --------------

BALANCE, DECEMBER 31, 2003             2,636,510           2       13,461      8,227            174         21,864

Net income                                     -           -            -      3,502              -          3,502

Change in unrealized gain on
securities available-for-sale,
net of deferred taxes                          -           -            -          -           (215)          (215)

Stock split effected in the form
of a stock dividend                      664,582           1            -         (1)             -              -

Proceeds from exercise of
stock options                              8,600           -           40          -              -             40

Issuance of stock for
compensation                               7,558           1          176          -              -            177
                                       ---------   ---------   ----------   --------   ------------  --------------
BALANCE, DECEMBER 31, 2004             3,317,250   $       4   $   13,677   $ 11,728   $        (41)  $     25,368
                                       =========   =========   ==========   ========   ============   =============

The accompanying notes are an integral part of these financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                (dollars in thousands, except per share amounts)

                                                          2004         2003         2002
                                                        --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                         $  3,502     $  5,032     $  3,331
     Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
          Depreciation and amortization                      480          486          443
          Provision for loan losses                          808          880          451
          Stock compensation                                 176          103           82
          Deferred income tax                               (348)        (225)        (210)
          Net originations, proceeds and gain
              on loans originated for sale               (24,310)      35,508       (9,191)
          (Increase) decrease in accrued interest
             receivable                                     (228)         119         (153)
          (Decrease) increase in accrued interest
             payable                                         236         (579)        (883)
          Net change in other assets and liabilities        (852)        (312)        (532)
                                                        --------     --------     --------
               NET CASH PROVIDED BY (USEDIN)
                OPERATING ACTIVITIES                     (20,536)      41,012       (6,662)
                                                        --------     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES
    (Increase) decrease in Federal funds sold              8,470       (7,963)        (105)
     Loan originations and collections, net              (41,272)     (31,659)     (31,002)
     Purchases of available-for-sale securities          (24,279)     (22,478)     (14,988)
     Proceeds from maturities, sales, and calls of
available-for-sale securities                             18,050       14,951        7,587
     Purchase (sale) of restricted securities             (1,337)         487            -
     Proceeds from sale of foreclosed real estate              -          815          741
     Net additions  to premises and equipment             (1,673)        (438)        (778)
                                                        --------     --------     --------
               NET CASH USED IN INVESTING ACTIVITIES     (42,041)     (46,285)     (38,545)
                                                        --------     --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits and funds purchased         63,079        4,284       49,367
     Proceeds from stock options exercised                    40           65           44
                                                        --------     --------     --------
            NET CASH PROVIDED BY FINANCING ACTIVITIES     63,119        4,349       49,411
                                                        --------     --------     --------

            NET INCREASE (DECREASE) IN CASH AND
            DUE FROM BANKS                                   542         (924)       4,204

CASH AND DUE FROM BANKS AT BEGINNING OF YEAR               6,596        7,520        3,316
                                                        --------     --------     --------

CASH AND DUE FROM BANKS AT END OF YEAR                  $  7,138     $  6,596     $  7,520
                                                        ========     ========     ========

The accompanying notes are an integral part of these financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Georgia-Carolina Bancshares, Inc. (the "Company") is a one-bank holding company. Substantially all of its business is conducted by its wholly-owned subsidiary, First Bank of Georgia (the "Bank"). The Bank is engaged in community banking activities through its locations in Thomson and Augusta, Georgia, and the surrounding area. Most of the Bank's loans and loan commitments have been granted to customers in the Columbia, Richmond, and McDuffie County, Georgia areas. Many of the Bank's loan customers are also depositors of the Bank. The Bank has established a mortgage division that operates as First Bank Mortgage. This division currently has locations in the Augusta and Savannah, Georgia areas and the Jacksonville and Orlando, Florida areas. The division originates residential real estate mortgage loans and provides financing to residential construction and development companies. Substantially all residential mortgage loans originated by the division are sold in the secondary market.

The Bank is subject to the regulations of Federal and state banking agencies and is periodically examined by them.

Subsequent to December 31, 2004, the Company's Board of Directors approved a five-for-four stock split of the Company's common stock to be effected in the form of a stock dividend, payable on April 1, 2005 to shareholders of record on March 1, 2005. Share amounts presented on the statement of financial condition have been stated to reflect this transaction, and the transaction has been presented in the statement of shareholders' equity. Per share information throughout the financial statements and note disclosures reflect this stock split, with prior period amounts being restated to reflect the effects of the stock split.

SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - The consolidated financial statements include the accounts of the Company and its subsidiary Bank. Significant inter-company transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - A substantial portion of the Bank's loan portfolio is to customers in the Thomson and Augusta, Georgia market areas. The ultimate collection of a substantial portion of the portfolio is therefore susceptible to changes in the economic and market conditions in and around these areas.

CASH AND DUE FROM BANKS - For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia. Balances generally exceed insured amounts.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

INVESTMENT SECURITIES - The Bank's investments in securities are classified and accounted for as follows:

Securities available-for-sale - Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income.

Securities held-to-maturity - Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

The Bank has not classified any securities as trading.

Gains and losses on the sale of securities are determined using the specific-identification method. Dividends and interest income are recognized when earned. A decline in fair value of individual available-for-sale or held-to-maturity securities below cost that is deemed to be other than temporary results in write-downs of individual securities to their fair value.

LOANS AND ALLOWANCE FOR LOAN LOSSES - Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest, except for unearned interest on discounted loans which is recognized as income over the term of the loan using a method that approximates a level yield.

Loans originated and intended for sale in the secondary market are stated at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. As the mortgage loans originated are individually pre-approved by the secondary market investors, the Bank is subject to minimal interest rate and credit risk on these loans as the Bank only holds the loans temporarily as funding is completed.

Loan commitments, whose underlying mortgage loans at origination will be held for sale upon funding of the loan, are derivative instruments as defined by Statement of Financial Accounting Standards (SFAS) No. 133 (as amended). Pursuant to that SFAS, loan commitments are recognized on the consolidated balance sheet in other assets and other liabilities at fair value with changes in their fair values recognized in current period earnings. At the inception of a loan commitment, the Bank will generally, simultaneously enter into a forward loan sale commitment to protect the Bank from losses on sales of the loans underlying the loan commitment by securing the ultimate sale price and delivery date of the loan.

Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management's judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

The accrual of interest on impaired loans is discontinued when, in management's judgment, the borrower may be unable to meet payments as due. Management applies this judgment to all loans identified for evaluation except for smaller-balance homogeneous residential mortgage and consumer installment loans that are collectively evaluated for impairment. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management of the Bank evaluates the borrower's ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.

Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered. Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off, and then as interest income.

Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan. Loan origination fees and direct loan origination costs on loans held for sale are deferred and recognized at the time the loan is sold.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collection of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on an evaluation of the potential for collection of certain specific loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, a review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

FORECLOSED REAL ESTATE - Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the property less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Foreclosed real estate is reported net of allowance for losses in the consolidated financial statements.

BANK PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation, computed by straight-line and declining balance methods over the estimated useful lives of the assets, which range from three to thirty-nine years.

INCOME TAXES - Provisions for income taxes are based on amounts reported in the statements of income after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

EARNINGS PER SHARE - Earnings per share are calculated on the basis of the weighted average number of shares outstanding in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". This Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. The Company's outstanding stock options are the primary cause of the Company's diluted earnings per share.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The following methods and assumptions are used by the Bank in estimating fair values of financial instruments. In cases where quoted market prices of financial instruments are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.

Cash and due from banks, Federal funds sold and interest-bearing deposits in banks - Due to the short-term nature of these instruments, their estimated fair values approximate their carrying amounts.

Available-for-sale and held-to-maturity securities - Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.

Loans - Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality. For loan commitments, the Bank utilizes prevailing interest rates being offered on similar loans to estimate the fair value of the commitment.

Deposit liabilities, other borrowings and retail agreements - Due to the short-term nature of demand and savings accounts and retail agreements, the estimated fair value of these instruments approximates their carrying amounts. In addition, due to the short-term nature of borrowings from other institutions, the estimated fair value of these instruments approximates their carrying amounts. Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates.

Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments is the fees charged to enter into such agreements. The Bank has determined that such instruments do not have a material distinguishable fair value and no fair value has been assigned to these instruments.

COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition. Such items, along with net income, are components of comprehensive income.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

STOCK-BASED COMPENSATION - The Company accounts for stock-based compensation utilizing the intrinsic value method. See Note 10 for additional information regarding the Company's stock-based compensation plan. Presented below is certain actual financial information of the Company with comparative pro-forma information determined as if the Company had accounted for the stock-based compensation utilizing the fair-value method (in thousands, except per share amounts).

                                                                        2004         2003          2002
                                                                      ---------    ---------    ---------
Net income as reported                                                $   3,502    $   5,032    $   3,331

Earnings per share as reported
                                     Basic:                           $    1.06    $    1.53    $    1.02
                                     Diluted:                         $    0.99    $    1.41    $    0.95

Stock-based employee compensation cost included in net income as
reported                                                              $            $       -    $       -

Stock-based employee compensation cost based on fair-value method
                                                                      $     396    $     240    $     157

Pro-forma net income including stock-based compensation cost based on fair-value method
                                                                      $   3,106    $   4,792    $   3,174

Pro-forma earnings per share including stock-based compensation cost based on fair-value method
                                      Basic:                          $    0.94    $    1.46    $    0.98
                                      Diluted:                        $    0.88    $    1.34    $    0.92

NEW ACCOUNTING PRONOUNCEMENTS - FASB Statement No. 123(R) "Share-Based Payment", was issued in December 2004 and requires compensation costs related to share-based payment transactions be recognized in the financial statements. This pronouncement is effective as of the first interim or annual reporting period after June 15, 2005. The Company is currently evaluating the requirements of SFAS No. 123(R), but expects that the adoption of the Pronouncement will not have a material impact on the Company's consolidated financial position and consolidated results of operations.

FASB Statement No. 153, "Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29", was issued in December 2004 and provides additional guidance on the accounting for nonmonetary exchanges of assets. The provisions of this SFAS are effective for nonmonetary asset exchanges occurring in fiscal periods ending after June 15, 2005. The Company will adopt this SFAS effective January 1, 2006, and the adoption of the statement is not expected to have a significant effect on the Company's results of operations or financial position.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

In 2004, the Securities and Exchange Commission issued Staff Accounting Bulleting (SAB) No. 105, Application of Accounting Principles to Loan Commitments, which expressed the views of the staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. The application of SAB No. 105 did not have a material impact on the financial statements of the Company.

RECLASSIFICATIONS - Certain amounts in the prior financial statements have been reclassified to conform to the 2004 presentation.

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair value amounts of securities owned as of December 31 are shown below:

                                                         2004
                                  --------------------------------------------------
                                                  Gross        Gross
                                  Amortized    unrealized    unrealized      Fair
                                    Cost         Gains        (Losses)       Value
                                  ---------    ----------    ----------   ----------
                                                   (In thousands)
Available-for-sale securities:
  U.S. agency                     $  15,913    $       30    $     (56)   $   15,887
  Mortgage-backed                    20,360            25         (153)       20,232
  Corporate obligations               1,511            46            -         1,557
  State and municipal                 3,234            53           (8)        3,279
                                  ---------    ----------    ---------    ----------
                                  $  41,018    $      154    $    (217)   $   40,955
                                  =========    ==========    =========    ==========

                                                         2003
                                  --------------------------------------------------
                                                  Gross        Gross
                                  Amortized    unrealized    unrealized      Fair
                                    Cost         Gains        (Losses)       Value
                                  ---------    ----------    ----------   ----------
                                                   (In thousands)
Available-for-sale securities:
  U.S. agency                     $  17,333    $      162    $      (45)  $   17,450
  Mortgage-backed                    12,355            72           (12)      12,415
  Corporate obligations               2,025           127             -        2,152
  State and municipal                 2,509            26           (41)       2,494
                                  ---------    ----------    ----------   ----------
                                  $  34,222    $      387    $      (98)  $   34,511
                                  =========    ==========    ==========   ==========

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 2 - INVESTMENT SECURITIES (continued)

The amortized cost and fair value of securities as of December 31, 2004, by contractual maturity, are as follows. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty; therefore, these securities are not included in the maturity categories in the following maturity summary.

                                             Securities
                                          Available-for-Sale
                                     ----------------------------
                                     Amortized Cost    Fair Value
                                     --------------    ----------
                                           (In thousands)
One year or less                       $    1,672      $    1,679
After one year through five years          10,205          10,215
After five years through ten years          6,954           6,975
After ten years                             1,827           1,854
Mortgage backed securities                 20,360          20,232
                                       ----------      ----------

                                       $   41,018      $   40,955
                                       ==========      ==========

Securities with a carrying amount of approximately $38.1 million and $23.4 million at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes.

There were no material net realized gains (losses) on sales of securities during 2004, 2003, or 2002.

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

                                        Less Than                  Over
                                      Twelve Months            Twelve Months
                                 -----------------------   ---------------------
                                    Gross                    Gross
                                 Unrealized      Fair      Unrealized     Fair
                                   Losses        Value       Losses      Value
                                 ----------    ---------   ----------   --------
                                                 (In Thousands)
Securities Available for sale:
  U. S  agency                   $       56    $   9,687   $        -   $      -
  State and municipal                     1          557            7        190
  Mortgage-backed                       130       13,431           23      2,730
                                 ----------    ---------   ----------   --------

                                 $      187    $  23,675   $       30   $  2,920
                                 ==========    =========   ==========   ========

Management evaluates securities for other-than-temporary impairment on a periodic basis, more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 2 - INVESTMENT SECURITIES (continued)

At December 31, 2004 the gross unrealized losses are primarily the result of changes in market interest rates. Each of the securities are U.S. agency debt securities, including mortgage-backed securities and municipal securities. As the Bank has the ability to hold the securities for the foreseeable future, no declines are deemed to be other-than-temporary.

NOTE 3 - LOANS

The composition of loans is summarized as follows:

                                   December 31,
                             ------------------------
                                2004          2003
                             ----------    ----------
                                  (In thousands)
Commercial and industrial    $   30,820    $   24,552
Real estate - construction       46,581        37,201
Real estate - residential       127,691        99,179
Consumer                         11,705        15,500
                             ----------    ----------
                                216,797       176,432
Unearned income                     (69)          (65)
                             ----------    ----------
                                216,728       176,367
Allowance for loan losses        (3,416)       (3,164)
                             ----------    ----------

   Loans, net                $  213,312    $  173,203
                             ==========    ==========

Changes in the allowance for loan losses were as follows:

                                               December 31,
                                  --------------------------------------
                                     2004          2003          2002
                                  ----------    ----------    ----------
                                              (In thousands)
Balance, beginning of year        $    3,164    $    2,436    $    2,187
Provision charged to operations          808           880           451
Recoveries                               144            54            11
Loans charged off                       (700)         (206)         (213)
                                  ----------    ----------    ----------

    Balance, end of year          $    3,416    $    3,164    $    2,436
                                  ==========    ==========    ==========

Loans for which the accrual of interest had been discontinued or reduced amounted to approximately $1,665,000 and $1,057,000 at December 31, 2004 and 2003, respectively. There was no significant reduction in interest income associated with non-accrual and renegotiated loans. There were no loans identified as impaired under SFAS 114 at December 31, 2004 or 2003.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 3 - LOANS (continued)

At December 31, 2004, executive officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $3,299,000. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. The following is a summary of transactions for 2004 and 2003:

                                 December 31,
                             -------------------
                               2004       2003
                             --------   --------
                                (In thousands)
Balance, beginning of year   $  3,655   $    910
Advances                        1,093      3,629
Repayments                      1,449        884
                             --------   --------

    Balance, end of year     $  3,299   $  3,655
                             ========   ========

NOTE 4 - FORECLOSED REAL ESTATE

A summary of foreclosed real estate is as follows:

                                     December 31,
                              ------------------------
                               2004     2003     2002
                              ------   ------   ------
                                   (In thousands)
Carrying amount of property   $  414   $   59   $  305
Less: valuation allowance          -        -        -
                              ------   ------   ------

                              $  414   $   59   $  305
                              ======   ======   ======

There was no provision charged to income, net of recoveries and charge offs, during the years presented.

NOTE 5 - BANK PREMISES AND EQUIPMENT

Bank premises and equipment consists of the following:

                                           December 31,
                                     ----------    ----------
                                        2004          2003
                                     ----------    ----------
                                          (In thousands)
Land                                 $    3,092    $    3,092
Building and improvements                 3,433         3,424
Equipment, furniture and fixtures         3,284         2,993
Construction in progress                  1,297             -
                                     ----------    ----------
   Total cost                            11,106         9,509
Less accumulated depreciation            (2,790)       (2,386)
                                     ----------    ----------

   Premises and equipment, net       $    8,316    $    7,123
                                     ==========    ==========

Depreciation expense for the years ended December 31, 2004, 2003, and 2002 was approximately $480,000, $486,000, and $443,000, respectively.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 6 - DEPOSITS

At December 31, 2004, the scheduled maturities of time deposit liabilities were as follows:

                      (In thousands)
                      --------------
2005                     $ 64,996
2006                       31,090
2007                       11,724
2008                        7,852
2009 and thereafter         3,241
                         --------
                         $118,903
                         ========

To manage the Bank's funding capabilities the Bank may also enter into retail deposit agreements with customers and may obtain short-term funding from other institutions. Retail deposit agreements with customers are generally secured by investment securities owned by the Bank. Retail agreements are established at prevailing market rates. Short-term funding from other institutions is generally overnight or 30-day funding at current market rates. At December 31, 2004, retail agreements were approximately $1.2 million.

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

The Bank had available at December 31, 2004 and 2003, a warehouse line of credit through the Federal Home Loan Bank of Atlanta (FHLB) that provided the availability of up to $65 million in advances to the Bank. The Bank also maintained a line of credit with the FHLB, which was secured by 1-4 family loans held in the Bank's loan portfolio. As of December 31, 2004 and 2003, the Bank had outstanding advances on the warehouse line of approximately $30.0 million and $10.0 million, respectively. The warehouse advances are collateralized by the Bank's mortgage loans held-for-sale. As of December 31, 2004 and 2003, the 1-4 family line of credit reflected balances of $10.2 million and $8.6 million, respectively. The weighted average interest rates on the outstanding balances of both lines were 2.81% and 1.42% as of December 31, 2004 and 2003, respectively. Maturity dates for the outstanding advances as of December 31, 2004, ranged from January 18, through April 6, 2005.

NOTE 8 - LINE OF CREDIT

The Company has a line of credit with a financial institution providing the Company the ability to draw $3 million at current market rates. The line matures January 2014. The balance drawn by the Company at December 31, 2004 was $900,000. The arrangement provides for the Company and Bank to comply with financial covenants related to capital levels, the allowance for loan losses, dividend payments and other financial matters. At December 31, 2004, the Company was in compliance with these covenants.

NOTE 9 - EMPLOYEE BENEFIT PLAN

The Bank has a 401(k) salary-deferred plan covering substantially all employees. At the discretion of the Bank's Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees. Matching amounts are funded by the Bank as accrued. Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank's matching contributions were approximately $154,000, $142,000, and $102,000 respectively, for each of the years in the three year period ended December 31, 2004.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 10 - SHAREHOLDERS' EQUITY AND REGULATORY REQUIREMENTS

The primary source of funds available to the Company is the payment of dividends by the subsidiary Bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies.

The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that as of December 31, 2004, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                            Required to be
                                                                                           Well-Capitalized
                                                                       Required For          Under Prompt
                                                                     Capital Adequacy     Corrective Action
                                                   Actual                Purposes             Provisions
                                           --------------------   --------------------   -------------------
                                            Amount       Ratio     Amount        Ratio    Amount       Ratio
                                           --------      ------   --------       -----   --------      -----
                                                          (In thousands, except percentages)
AS OF DECEMBER 31, 2004
Total capital (to Risk Weighted Assets)
Bank                                       $ 29,688      10.65%   $ 22,300        8.0%   $ 27,876       10.0%
Consolidated                               $ 28,825      10.34%   $ 22,300        8.0%   $      -          -

Tier 1 capital (to Risk Weighted Assets)
Bank                                       $ 26,272       9.42%   $ 11,156        4.0%   $ 16,734        6.0%
Consolidated                               $ 25,409       9.11%   $ 11,156        4.0%   $      -          -

Tier 1 leverage  (to Average Assets)
Bank                                       $ 26,272       8.25%   $ 12,738        4.0%   $ 15,922        5.0%
Consolidated                               $ 25,409       7.98%   $ 12,738        4.0%   $      -          -

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                December 31, 2004

NOTE 10 - SHAREHOLDERS' EQUITY AND REGULATORY REQUIREMENTS (continued)

                                                                                            Required to be
                                                                                           Well-Capitalized
                                                                       Required For          Under Prompt
                                                                     Capital Adequacy     Corrective Action
                                                   Actual                Purposes             Provisions
                                           --------------------   --------------------   -------------------
                                            Amount       Ratio     Amount        Ratio    Amount       Ratio
                                           --------      ------   --------       -----   --------      -----
                                                          (In thousands, except percentages)
AS OF DECEMBER 31, 2003
Total capital (to Risk Weighted Assets)
Bank                                       $ 25,215      11.98%   $ 16,844        8.0%   $ 21,055      10.0%
Consolidated                               $ 24,331      11.89%   $ 16,844        8.0%   $      -         -

Tier 1 capital (to Risk Weighted Assets)
Bank                                       $ 22,577      10.72%   $  8,422        4.0%   $ 12,633       6.0%
Consolidated                               $ 21,691      10.38%   $  8,422        4.0%   $      -         -

Tier 1 leverage  (to Average Assets)
Bank                                       $ 22,577       8.68%   $ 10,406        4.0%   $ 13,008       5.0%
Consolidated                               $ 21,691       8.48%   $ 10,406        4.0%   $      -         -

AS OF DECEMBER 31, 2002
Total capital (to Risk Weighted Assets)
Bank                                       $ 19,729      10.39%   $ 15,184         8.0%  $ 18,980      10.0%
Consolidated                               $ 18,866       9.93%   $ 15,184         8.0%  $      -         -

Tier 1 capital (to Risk Weighted Assets)
Bank                                       $ 17,356       9.15%   $  7,592        4.0%   $ 11,388       6.0%
Consolidated                               $ 16,491       8.68%   $  7,592        4.0%   $      -         -

Tier 1 leverage  (to Average Assets)
Bank                                       $ 17,356       7.17%   $  9,687        4.0%   $ 12,109       5.0%
Consolidated                               $ 16,491       6.81%   $  9,687        4.0%   $      -         -

In 2002, the Company paid a 15% stock dividend. As a result, approximately $170 ($0.001 par for each share issued pursuant to the dividend) was transferred from retained earnings to common stock. Additionally, approximately $2.9 million was transferred from retained earnings to additional paid in capital based on the issuance price of the dividend of $17 per share. Cash was paid in lieu of fractional shares.

In 2003 the Company effected a two-for-one split of the common stock in the form of a 100% stock dividend. The dividend was payable on January 30, 2004 to shareholders of record on January 5, 2004. As a result, approximately $1,300 ($0.001 par for each share to be issued pursuant to the split) was transferred from retained earnings to the common stock account.

Subsequent to December 31, 2004, the Company approved and announced a five-for-four stock split of the common stock to be effected in the form of a 25% stock dividend. The dividend is payable on April 1, 2005 to shareholders of record on March 1, 2005. As a result, approximately $664 ($0.001 par for each share to be issued pursuant to the split) was transferred from retained earnings to the common stock account.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 10 - SHAREHOLDERS' EQUITY AND REGULATORY REQUIREMENTS (continued)

During 1997 the Company adopted the 1997 Stock Option Plan (the "Plan") for eligible directors, officers and key employees of the Company and subsidiary bank. Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant. The maximum number of shares, which may be reserved and made available-for-sale under the Plan is 345,000 shares, as adjusted for the Company's stock splits and stock dividends

The Plan provides for the grant of both incentive and nonqualified stock options on the Company's common stock. The Stock Option Committee of the Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, vesting requirements and the number of shares covered by each option, subject to the approval of the Company's Board of Directors.

As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation", the Company has elected to account for the Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

Presentation of pro forma information regarding net income and earnings per share is presented in Note 1 to the financial statements, and has been determined as if the Company had accounted for the Plan under the fair value method of that Statement. The fair value for these options was estimated, for each of the years presented, at the date of grant using an option pricing model which included the following assumptions:

Dividend yield          1.0%
Volatility             10.0%
Risk-free rate          4.0%

In addition, the model assumed that each option was exercised in the initial year of vesting.

For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the option's vesting period. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. In management's opinion, the model does not necessarily provide a reliable single measure of the fair value of options.

Vesting requirements are determined by the Board of Directors at the time options are granted, and generally provide for vesting over a four-year period. The Plan provides that exercise vesting periods may not exceed ten years.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 10 - SHAREHOLDERS' EQUITY AND REGULATORY REQUIREMENTS (continued)

A summary of the Company's stock option activity, and related information, for the years ended December 31, 2004, 2003 and 2002 follows. Exercise price per share information is based on weighted averages.

                                2004                     2003                    2002
                        --------------------     --------------------     -------------------
                           Exercise Price           Exercise Price           Exercise Price
                        Options    Per Share     Options    Per Share     Options   Per Share
                        -------    ---------     -------    ---------     -------   ---------
Outstanding -
  beginning of year     309,630    $    5.66     254,393    $    4.12     191,300   $    3.64
Granted                   3,844        16.07      60,237        12.04      63,093        5.59
Exercised               (10,750)        3.71      (5,000)        3.51           -           -
Expired                  (1,250)       14.30           -            -           -           -
                        -------    ---------     -------    ---------     -------   ---------

Outstanding -
  end of year           301,474    $    5.82     309,630    $    5.66     254,393   $    4.12
                        =======    =========     =======    =========     =======   =========

Stock options exercisable and the weighted-average exercise price at December 31, 2004, 2003 and 2002 follow:

                                     2004          2003          2002
                                  -----------   -----------   -----------
Options                               220,898       186,738       149,532
Weighted-average exercise price   $      4.90   $      4.46   $      3.82

The estimated weighted-average fair value of options granted during the years ended December 31 is as follows (per option):

2004       $   16.07
2003       $   12.04
2002       $    5.59

At December 31, 2004, options outstanding have exercise prices that range from $3.34 per share to $18.66 per share. The weighted-average remaining contractual life of options outstanding at December 31, 2004 was approximately 79 months.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 10 - SHAREHOLDERS' EQUITY AND REGULATORY REQUIREMENTS (continued)

Following is a reconciliation of the income amounts and common stock amounts utilized in computing the Company's earnings per share for each of the following years ended December 31. Share amounts are weighted average amounts which, along with per share amounts, have been adjusted to reflect the 5-for-4-common stock split effected April 1, 2005.

                                                             2004
                                           ----------------------------------------
                                             Income         Shares
                                           (Numerator)   (Denominator)    Per Share
                                           -----------   -------------    ---------
                                           (Dollars in thousands, except per share)
BASIC EPS
Income available to common stockholders     $   3,502     3,305,534       $    1.06

EFFECT OF STOCK OPTIONS OUTSTANDING                 -       216,342             .07
                                            ---------     ---------       ---------

DILUTED EPS
Income available to common stockholders
   plus conversions                         $   3,502     3,521,876       $    0.99
                                            =========     =========       =========

                                                             2003
                                           ----------------------------------------
                                             Income         Shares
                                           (Numerator)   (Denominator)    Per Share
                                           -----------   -------------    ---------
                                           (Dollars in thousands, except per share)
BASIC EPS
Income available to common stockholders     $   5,032      3,281,130      $    1.53

EFFECT OF STOCK OPTIONS OUTSTANDING               -          279,365           0.12
                                            ---------      ---------      ---------

DILUTED EPS
Income available to common stockholders
   plus conversions                         $   5,032      3,560,495      $    1.41
                                            =========      =========      =========

                                                             2002
                                           ----------------------------------------
                                             Income         Shares
                                           (Numerator)   (Denominator)    Per Share
                                           -----------   -------------    ---------
                                           (Dollars in thousands, except per share)
BASIC EPS
Income available to common stockholders    $     3,331     3,253,662      $    1.02

EFFECT OF STOCK OPTIONS OUTSTANDING                  -       180,619           0.07
                                           -----------     ---------      ---------

DILUTED EPS
Income available to common stockholders
   plus conversions                        $     3,331     3,434,281      $    0.95
                                           ===========     =========      =========

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 11 - INCOME TAXES

The total income taxes in the statements of income for the years ended December 31, were as follows (in thousands):

                           2004        2003        2002
                         --------    --------    --------
Current tax              $  2,300    $  3,597    $  2,044
Deferred tax (benefit)       (133)       (224)       (112)
                         --------    --------    --------

                         $  2,167    $  3,373    $  1,932
                         ========    ========    ========

The Bank's provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                           2004      2003     2002
                                           -----     -----    -----
Statutory rates                            40.0%     40.0%    40.0%
   Tax exempt income                          -         -        -
   Nondeductible interest                     -         -        -
   Other, including effect of graduated
     rate brackets                         (1.8)      0.1     (3.3)
                                           ----      ----     ----

                                           38.2%     40.1%    36.7%
                                           ====      ====     ====

The primary components of deferred income taxes at December 31 were as follows:

                                                        2004       2003
                                                      --------   --------
                                                          (In thousands)
Deferred tax assets
   Allowance for loan losses                          $  1,159   $  1,123
   Unrealized loss on securities available-for-sale         25          -
                                                      --------   --------
      Deferred income tax assets                         1,184      1,123
                                                      --------   --------

Deferred tax liabilities
   Depreciation                                            245        202
   Unrealized gain on securities available-for-sale          -        115
                                                      --------   --------
      Deferred income tax liabilities                      245        317
                                                      --------   --------

      Net deferred income tax assets                  $    939   $    806
                                                      ========   ========

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 12 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank may enter into off-balance sheet financial instruments which are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable.

The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements.

Following is an analysis of significant off-balance sheet financial instruments:

                                 2004        2003
                               ---------   ---------
                                  (In thousands)
Commitments to extend credit   $  47,663   $  48,485
Standby letters of credit            837         223
                               ---------   ---------

                               $  48,500   $  48,708
                               =========   =========

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In managing the Bank's credit and market risk exposure, the Bank may sell these commitments to other institutions when funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, there are no present matters in which the outcome will have a material adverse effect on the financial statements.

NOTE 13 - SUPPLEMENTAL CONSOLIDATED CASH FLOW INFORMATION

                      2004       2003       2002
                    --------   --------   --------
                        (Dollars in thousands)
Income taxes paid   $  2,125   $  3,525   $  2,945
Interest paid       $  4,232   $  5,428   $  6,013

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments, for those instruments for which the Bank's management believes estimated fair value does not by nature approximate the instruments' carrying amount, were as follows at December 31, 2004 and 2003 (in millions):

                                                 2004                     2003
                                        ----------------------    -------------------
                                        Carrying       Fair       Carrying     Fair
                                         Amount        Value       Amount      Value
                                        --------     ---------    --------    -------
Loans and loans held for sale, net      $  270.0     $   273.7    $  208.8    $ 212.2

Certificates of deposit                 $  118.9     $   121.0    $   90.7    $  91.1

Estimated fair value information of investment securities is presented in Note 2 of the financial statements. The Bank has determined that the fair value of loan commitments is not material.

NOTE 15 - OTHER EXPENSES

Other non-interest expenses were as follows:

                                 December 31,
                        ------------------------------
                          2004       2003       2002
                        --------   --------   --------
                             (Dollars in thousands)
Data processing         $    618   $    536   $    503
Legal and accounting         318        274        209
Printing and supplies        356        324        354
Advertising                  295        631        301
Telephone                    194        174        160
Outside services             409        336        218
Other                      2,021      1,793      1,616
                        --------   --------   --------

                        $  4,211   $  4,068   $  3,361
                        ========   ========   ========

NOTE 16 - COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects for each of the years ended December 31, were as follows (in thousands):

                                             December 31,
                                   -----------------------------
                                     2004       2003      2002
                                   --------   --------   -------
Unrealized holding gains on
   available-for-sale securities   $  (356)   $  (362)   $   400
Tax effect                             141        132       (162)
                                   -------    -------    -------

Net of tax amount                  $  (215)   $  (230)   $   238
                                   =======    =======    =======

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE  17 - CONDENSED FINANCIAL INFORMATION ON GEORGIA-CAROLINA BANCSHARES, INC.
           (PARENT COMPANY ONLY)

                             CONDENSED BALANCE SHEET
                           DECEMBER 31, 2004 AND 2003
                             (dollars in thousands)

                                                       2004        2003
                                                     ---------   ---------
ASSETS
   Cash                                              $       7   $      43
   Investment in subsidiary                             26,232      22,750
   Other assets                                             17          16
   Deferred tax benefit                                    117         127
                                                     ---------   ---------

        TOTAL ASSETS                                 $  26,373   $  22,936
                                                     =========   =========

LIABILITIES
   Notes payable                                     $     900   $   1,000
   Other Liabilities                                       105          72
                                                     ---------   ---------
                                                         1,005       1,072
                                                     ---------   ---------

SHAREHOLDERS' EQUITY                                    25,368      21,864
                                                     ---------   ---------

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $  26,373   $  22,936
                                                     =========   =========

                          CONDENSED STATEMENT OF INCOME
                     YEARS ENDED DECEMBER 31, 2004 AND 2003
                             (dollars in thousands)

                                                       2004         2003
                                                    ----------    ---------
INCOME, DIVIDENDS FROM SUBSIDIARY EXPENSES          $        -    $       -
   Director compensation                                  (112)         (84)
   Other                                                  (199)        (231)
                                                    ----------    ---------
     LOSS BEFORE INCOME TAX BENEFITS AND EQUITY
     IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY              (311)        (315)

INCOME TAX BENEFITS                                        117          127
                                                    ----------    ---------

     LOSS BEFORE EQUITY IN UNDISTRIBUTED
     EARNINGS OF SUBSIDIARY                               (194)        (188)

     EQUITY IN UNDISTRIBUTED EARNINGS OF
     SUBSIDIARY                                          3,696        5,220
                                                    ----------    ---------

     NET INCOME                                     $    3,502    $   5,032
                                                    ==========    =========

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2004

NOTE 17 - CONDENSED FINANCIAL INFORMATION ON GEORGIA-CAROLINA BANCSHARES, INC. (PARENT COMPANY ONLY) (continued)

                        CONDENSED STATEMENT OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003
                             (dollars in thousands)

                                                         2004         2003
                                                       ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                          $   3,502    $   5,032
   Adjustments to reconcile net income to net cash
    eprovided by operating activities
      Stock compensation                                     112          103
      Equity in undistributed earnings of subsidiary      (3,696)      (5,220)
      Other assets and liabilities                           106           38
                                                       ---------    ---------

         TOTAL ADJUSTMENTS                                (3,478)      (5,079)
                                                       ---------    ---------

         NET CASH PROVIDED BY (USED IN)
         OPERATING ACTIVITIES                                (24)         (47)
                                                       ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Payments on borrowed funds                               (100)           -
   Proceeds from issuance of common stock, and
     exercise of stock options                                40           65
                                                       ---------    ---------

         NET CASH PROVIDED BY (USED IN)
         FINANCING ACTIVITIES                                (60)          65
                                                       ---------    ---------

NET CHANGE IN CASH                                           (36)          18

CASH AT BEGINNING OF YEAR                                     43           25
                                                       ---------    ---------

CASH AT END OF YEAR                                    $       7    $      43
                                                       =========    =========